Exhibit 10.4

Execution Version

MANUFACTURING AND SUPPLY AGREEMENT

BY AND BETWEEN

PAR HEALTH USA, LLC

AND

ENDO BIOLOGICS LIMITED

DATED AS OF 10 NOVEMBER 2025

THIS MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is hereby entered into and effective as of 10 November 2025 (the “Effective Date”) by and between:

(a)	PAR HEALTH USA, LLC, a company existing under the Laws of Delaware and with a registered address at 675 James S. McDonnell Blvd., Hazelwood, MO 63042 (“Supplier”); and

(b)	ENDO BIOLOGICS LIMITED, a company existing under the Laws of Ireland and with a registered address at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland (“Buyer”).

Supplier and Buyer are hereinafter referred to individually as a “Party” or collectively as the “Parties”.

Capitalized words used herein have the meanings given to those terms in Annex A.

BACKGROUND

WHEREAS, Buyer is engaged in the research, development, manufacture, and/or commercialization of pharmaceutical products and has developed and/or holds the Product Regulatory Approvals in respect of the Products.

WHEREAS, Supplier is engaged in the manufacture, and/or commercialization of pharmaceutical products.

WHEREAS, prior to the Effective Date, Buyer and Supplier were Affiliates and part of the Endo, Inc. group of companies (the “Endo Group”).

WHEREAS, prior to the Effective Date, Supplier manufactured and supplied Product(s) to Buyer, as part of an intercompany agreement.

WHEREAS, pursuant to a merger transaction agreement dated on or about 13 March 2025 between Endo, Inc. (“Endo”), Mallinckrodt plc (“MNK”) and Salvare Merger Sub LLC, Buyer and MNK agreed to amalgamate the entire of the businesses of (A) the Endo Group; and (B) the MNK group of companies (the “Merged Business”) through a merger which was completed on 1 August 2025 (the “Merger”).

WHEREAS, following completion of the Merger, it was agreed to split the branded part of the Merged Business out from the generics and sterile injectables part of the Merged Business, in order to form two entirely separate businesses, with the branded part of the Merged Business becoming, “Keenova” and the generics and sterile injectables part of the Merged Business becoming, “Par Health” (the “Spin”), which such Spin completed on or about the date of this Agreement.

WHEREAS, following completion of the Spin, Buyer is part of Keenova and Supplier is part of Par Health.

WHEREAS, Buyer desires to engage Supplier to manufacture and supply commercial quantities of the Finished Product(s) to Buyer, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	INITIAL PRODUCT AND MOQ

1.1.	As of the Effective Date, the Finished Products to be Manufactured and supplied under this Agreement are the Xiaflex Product and the Diluent. The Parties may agree to Supplier Manufacturing and supplying of other Drug Products in accordance with the process described in Section 10.6 of this Agreement, and upon execution of an applicable amendment or PSS, such Drug Product shall become then, upon agreement of the Supplier and Buyer, a “Product” for purposes of this Agreement, subject to any additional terms set forth in such amendment or PSS.

1.2.	Buyer hereby grants to Supplier, or will procure the grant from its applicable Affiliate(s), for the Term of this Agreement, a limited royalty-free license to use the Buyer Intellectual Property, including the Product Intellectual Property, solely to perform its obligations under this Agreement (the “Supplier License”). The license granted to Supplier under this Section 1.2 is sublicensable in whole or in part, solely to Affiliates or subcontractors of Supplier, where such Affiliates or subcontractors are fulfilling obligations of Supplier, whether whole or in part, hereunder, use of such Affiliates or subcontractors is otherwise permitted under and consistent with the terms of this Agreement (including, as applicable, after obtaining Buyer’s consent to use of such Affiliates or subcontractors), and such sublicense is granted solely for purposes of enabling, and to the extent necessary to enable, such Affiliates or subcontractors to provide such services to Supplier and is otherwise consistent with all provisions of this Agreement applicable to the Supplier License and the Buyer Intellectual Property. Supplier shall provide Buyer with written notice of any intended sub-license; however, consent of Buyer shall not be required, so long as such sublicense to such Affiliate or subcontractor is otherwise authorized to pursuant to and is consistent with the above.

1.3.	Supplier grants to Buyer (for the benefit of Buyer and its Affiliates), for the Term of this Agreement, a limited royalty-free license to use any Supplier Intellectual Property to the extent necessary to enable Buyer and its Affiliates to receive the benefit of any Manufacturing Services provided under this Agreement and of sufficient scope to permit and otherwise not exclude Buyer’s use, sale and offer for sale of the salient Product(s).

1.4.	During the Term of this Agreement, the Parties each agree that:

(a)	Buyer shall be free to acquire any of the Products from any Third Party supplier of a Product, provided however, that Buyer shall be required to order a minimum quantity of batches of each Finished Product hereunder (an “MOQ”) in every contract year of the Term of this Agreement, and Supplier shall fulfil orders for such MOQ. The MOQs for the Xiaflex Product, as Finished Product, are set out in Schedule 1, Part 1 to this Agreement. In the case of any other Drug Product that hereafter becomes a Product under this Agreement, the applicable amendment or PSS shall include the MOQ for such Product as Finished Product; and

(b)	The Manufacture and supply terms of this Agreement are made on a non-exclusive basis by each Party; provided, however, that the foregoing does not and shall not grant Supplier or any of its Affiliates or sub-contractors any rights to use any Product Intellectual Property or other Buyer Intellectual Property or under any Product Regulatory Approvals in connection with Manufacturing or supplying any product to any third party.

2.	REGULATORY AND TECHNICAL SUPPORT

2.1.	Buyer (or its Affiliates) agree that it shall be exclusively responsible for maintenance of its Product Regulatory Approvals in respect of each of the Products hereunder (including any requirement to update or amend or supplement existing Product Regulatory Approvals with FDA (which for the avoidance of doubt, includes any communications with FDA in respect of the Product Regulatory Approvals). Supplier, hereby undertakes that it shall:

(a)	provide Buyer with all reasonable regulatory support and assistance, as Buyer may reasonably request and require in connection with such activities, including in order to:

(i)	address any queries or data or reporting requirements of the FDA in connection with the Product Regulatory Approvals to the extent that Supplier has knowledge and information;

(ii)	comply with any requirements (on an ongoing basis) of FDA in relation to the Product Regulatory Approvals (including but not limited to, any co-operation required in order to make any updates or supplements to the Product Regulatory Approvals (from time to time) and co-operation for any actions required to be taken in respect the Product Regulatory Approvals), the costs for which shall be discussed in good faith at such relevant time;

(iii)	provide a right of reference to Supplier’s drug manufacturing file (DMF) applicable to its Manufacture of any Product; and

(iv)	support, reasonably, any annual regulatory audit required by FDA in respect of a Finished Product hereunder.

(b)	Buyer or its Affiliates shall exclusively own and control the Product Regulatory Approvals within the Territory (including all associated contents) and applications therefor related to the Products, and any other marketing authorizations for the Products within the Territory. Buyer or its Affiliates shall obtain and maintain, at its own expense but with the co-operation of Supplier (as set out in this Agreement), the Product Regulatory Approvals related to the Products to ensure such Product Regulatory Approvals are sufficient to allow Supplier to Manufacture and supply the Finished Products and to allow Buyer to market and sell the Finished Products in the Territory and Supplier will provide all reasonable information and co-operation reasonably requested to assist with such compliance.

2.2	Supplier acknowledges that the Technical Dossiers for the Xiaflex Product and the Diluent are, on the Effective Date, in the possession of Supplier and that such Technical Dossiers form part of Buyer Intellectual Property. Supplier agrees that it shall provide the Technical Dossiers to Buyer. Supplier further agrees that it shall, during the Term of this Agreement, provide commercially reasonable co- operation with Buyer, during business hours of Supplier, to support Buyer’s technical review and understanding of the Technical Dossiers, including such assistance as may be reasonably necessary in order to support Buyer’s maintenance of the applicable Product Regulatory Approvals in accordance with Section 2.1 and to effect a knowledge transfer of the Technical Dossiers to Buyer and the Manufacture of the Xiaflex Product and the Diluent.

3.	API AND MATERIALS SUPPLY

3.1.	For the Term of this Agreement:

(a)	Buyer shall supply, or arrange for a Third Party to supply, to Supplier all API necessary to manufacture the Finished Products hereunder. All such API shall be supplied by Buyer to Supplier at the Facility, for no charge, and shall be used by Supplier exclusively for the Manufacture and supply of the Finished Products hereunder for Buyer. Buyer shall use commercially reasonable efforts to ensure that API supplied to Supplier in respect of the Finished Products hereunder shall conform to the Technical Requirements (as defined below in Annex A) and is manufactured in compliance with relevant GMP requirements. Supplier shall store API in accordance with the storage instructions provided by Buyer, GMP and the Technical Requirements therefor;

(b)	Where in respect of any Product hereunder, API is procured by Buyer, Buyer shall be responsible for:

(i)	any required testing (including, but not limited to, release testing, stability or sterility testing) required in respect of such API in accordance with Applicable Law, GMP and the Technical Requirements;

(ii)	releasing such API from such Third Party prior to delivery to the Facility; and

(iii)	storing and handling all API received from such Third Party in respect of any Product hereunder, in accordance with Applicable Law during the period between release and delivery of the API to Supplier.

(c)	Buyer shall be responsible for delivery of all required API to the Facility (including any costs, taxes, duties, or other expenses incurred in connection therewith);

(d)	Buyer shall ensure that, at the time of delivery to Supplier, all API provided to Supplier hereunder shall have no less than the Required Dating Months. To the extent that API does not have Required Dating Months, then Supplier and Buyer may meet to discuss and consider, in good faith, if, in the particular circumstances, such API is capable of being utilized in the Manufacture of the Finished Product, provided however, that Supplier shall not be obliged in any circumstance to accept such API if it falls below the Required Dating Months;

(e)	Supplier shall inspect all API shipments within five (5) business days of receipt for visible damage upon inspection of API, and shall promptly inform Buyer of any such visible defects in or damage to the API or other visible non-conformity to the applicable Specifications discoverable upon visual inspection made with reasonable care. Buyer shall use its reasonable efforts to have all damaged or defective API shipments replaced or corrected as soon as practicable, and Supplier shall provide assistance in the investigation of any damaged shipment. In the case of an alleged latent defect or any alleged defect to API shipment that is not obvious and could not be readily discovered upon visual inspection made with reasonable care, Supplier shall deliver written notice to Buyer within thirty (30) days after the date on which Supplier discovers such latent defect. If Buyer does not agree with Manufacturer that any lot of API fails to meet applicable Specifications, Buyer shall inform Supplier of such belief within ten (10) days of Supplier’s notice of such alleged failure, and the Parties will arrange for the lot in question to be tested by a mutually acceptable independent laboratory for non-conformity with the applicable agreed specifications in respect of such API. The determination by such laboratory will be final and binding upon the Parties, absent manifest error. The cost of any such testing by the mutually agreed independent laboratory shall be borne by the Party whose judgment in respect of the relevant API non- conformity was incorrect;

(f)	Supplier shall store and handle all API received, in respect of any Product hereunder, in accordance with Applicable Law, GMP and the Technical Requirements;

(g)	Title to all API supplied to Supplier under this Agreement and each purchase order for API shall at all times remain with Buyer. Supplier shall not at any time sell or offer for sale, assign, mortgage, pledge or allow any lien to be created upon any API provided by Buyer, excluding any liens given by Buyer;

(h)	The Minimum API Yield for the Xiaflex Product is included on Schedule 1, Part 1 of this Agreement and, in respect of any other Product for which Buyer supplies the API, the applicable PSS will include a Minimum API Yield. Supplier shall perform a monthly reconciliation exercise in respect of any such API to report (i) the amount of API delivered to Supplier pursuant to this Agreement during the relevant calendar month, (ii) the amount of API used by Supplier in Manufacturing the Finished Products hereunder during the relevant calendar month, (iii) the then current on hand amount of API delivered to Supplier pursuant to this Agreement, (iv) the then current on hand amount of work in progress and, to the extent applicable, Finished Products at the Facility for the relevant calendar month, (v) calculation of the actual API yield for the relevant calendar month, and (vi) any shortfall in such actual yield as compared to the Minimum API Yield, as such calculations may be more specifically described in an applicable PSS, and Supplier shall compensate to Buyer for shortfall in yield, as compared to the applicable Minimum API Yield, based on the API Cost, as a credit on its next invoice or as otherwise provided in an applicable PSS; provided, however, that in respect of any particular calendar month, such credit shall not exceed ten percent (10%) of the total API Cost of the amount of API used by Supplier pursuant to this Agreement during such calendar month; or, on a calendar year basis, a maximum of one hundred and fifty thousand dollars ($150,000), and any such credits shall be included, on a calendar year basis, in any calculation of Maximum Cap Amount applicable to such calendar year;

(i)	Supplier shall be responsible, at its cost, for procuring and managing the Materials necessary to Manufacture the Products hereunder. Supplier will purchase and inspect all Materials as required by the Technical Requirements and hold in inventory sufficient Materials to meet Firm Purchase Commitments (as defined below in Annex A). Buyer shall have no liability to Supplier whatsoever for Materials purchased by Supplier in excess of the foregoing. No changes shall be made to the Materials unless mutually agreed by Buyer and Supplier, including, without limitation, any such changes that may require Buyer to provide notification to Regulatory Authorities; and

(j)	To the extent that any PSS is executed hereunder between the Parties in respect of a particular Finished Product, any additional terms of such PSS as they relate to API, shall also be applicable for such Finished Product, and in the event of any inconsistency between a PSS for a particular Finished Product and this Agreement in so far as such inconsistency relates to API, then the terms of the applicable PSS shall control as to such relevant Finished Product.

4.	MANUFACTURE, SUPPLY AND SALE

4.1.	For the Term of this Agreement:

(a)	Supplier shall Manufacture, supply and sell (and Buyer shall purchase from Supplier) each Finished Product to Buyer for sale in the Territory in accordance with the applicable purchase order (and to the extent relevant, PSS), Specifications, Technical Dossier, GMP and the terms of this Agreement and the Quality Agreement (the “Technical Requirements”);

(b)	Supplier shall Manufacture and store each of the Finished Products in accordance with Applicable Laws, and in a manner consistent with the Technical Requirements;

(c)	To the extent applicable, Supplier shall be responsible for all sales, use or analogous taxes imposed or assessed as a result of the sale of each Product to Buyer or its Affiliates. It is, however, acknowledged and agreed that in respect of the Xiaflex Product, such Finished Product version of Xiaflex Product is intended and expected to be exempt from sales and use tax; and

(d)	Supplier shall, during the Term of this Agreement, hold and maintain all necessary manufacturing and regulatory licenses required under Applicable Law in the Territory to Manufacture and supply each Finished Product hereunder.

The Parties agree that, in the case of Xiaflex Product, the Xiaflex Manufacturing Services shall be undertaken in respect of the Manufacture of Xiaflex Product hereunder, but such agreed upon Xiaflex Manufacturing Services are based upon drug product production and Diluent manufacturing of the Xiaflex Product by Supplier, being carried out using Supplier’s production line 10 and 9 (respectively) at the Facility (the “Existing Par Production Lines”). If and to the extent that, during the Term of this Agreement, any of the Xiaflex Manufacturing Services are not capable of being continued to be provided on any of the Existing Par Production Lines, by reason of compliance or regulatory requirements (a “Line Issue”), then the Parties shall co-operate, in good faith, to try to reach resolution with respect to such Line Issue in order to enable and facilitate the continued provision of such Xiaflex Manufacturing Services hereunder, including, any potential mitigation strategies that may be considered between the Parties, taking into account the relevant circumstances as exist as at such time, including, but not limited to, any then-available inventory on hand as at such time, any alternative supply options or a bridging supply strategy. To the extent, despite attempts to resolve such Line Issue, it is ultimately required that such the relevant Xiaflex Manufacturing Services are required to be transferred from an Existing Par Production Line to another production line (a “Line Transfer”), then the Parties shall negotiate, in good faith, to execute a definitive agreement with respect to such Line Transfer, including the scope of work and timing required in order to effect such Line Transfer. It is agreed that the allocation of costs of any such Line Transfer shall be negotiated between the Parties, in good faith, as at such time.

During the Manufacture of the Finished Product hereunder, Buyer shall be permitted to request to Supplier to have, at no additional cost, one employee, representative or agent of Buyer located at the Facility (i.e., a “person-in-plant”), , which Supplier shall reasonably consider and whose consent shall not be unreasonably withheld, conditioned or delayed. Such person-in-plant shall have the function of providing quality and operational oversight with respect to Manufacture of the Finished Product, which may include, but not be limited to, observing, reporting on, and consulting as to such Manufacturing efforts in respect of relevant Finished Product. Such person-in-plant shall be subject to substantively equivalent confidentiality obligations with Buyer as Buyer is subject to hereunder. Supplier shall reasonably co-operate with Buyer in order to enable such person- in-plant to carry out their responsibilities It is further acknowledged that Supplier shall not be under any obligation to change scheduling or intending planning or timings of production and/or Manufacturing by virtue of a person-in-plant desiring to be present at Facility.

5.	PURCHASE PRICE, PAYMENT TERMS AND FORECASTS

5.1.	The purchase price per Sellable Unit of each Finished Product hereunder shall be the commercial purchase price of the relevant Finished Product as set out in Schedule 1, Part 1 to this Agreement (the “Purchase Price”).Commencing on 1 January 2026 (the “Reference Date”) and on each anniversary of the Reference Date thereafter, the Purchase Price for each particular Finished Product and/or Manufacturing Services and any additional services set forth in Schedule 1 Part 1 may be increased, in respect of the following calendar year and consistently with this Section 5.1, by Supplier by way of written notification from Supplier to Buyer, and, for clarity, the first increase of the Purchase Price shall not be effective until January 1, 2027. Any changes to the Purchase Price will be based upon the percentage change in the Producer Price Index Industry, Pharmaceutical preparations manufacturing currently available at http://data.bls.gov/PDQ/outside.jsp?survey=pc, industry code 325412, product code 325412325412, as published by the U.S. Department of Labor, Bureau of Labor Statistics; provided that any such price increase shall not, in a given year, exceed four percent (4%) of the previous year’s Purchase Price (the “Annual Increase”). For the purposes of determining the amount of an Annual Increase, the index value for the preceding August of a relevant year in question shall be used. Additionally, Supplier may, in addition to the Annual Increase described above, increase the pricing for a particular Finished Product if Supplier experiences a significant increase in direct manufacturing costs (being a verifiable increase) due to a change in the Technical Requirements or Applicable Laws or due to any other change required by or on behalf of Buyer, according to a process described in Section 10.5 or 10.6. (each of the foregoing, an “Additional Increase”). Supplier will notify Buyer in writing of the requirement for such Additional Increase, and, subject to the requirements of any confidentiality obligations that Supplier has, in relation to any third parties, provide suitable justification and verification data for any such increase prior to the implementation of such Additional Increase.

5.2.	Supplier shall submit invoices to Buyer for the Purchase Price of a Finished Product upon delivery of the Finished Product in accordance with Section 8. Buyer shall pay the applicable Purchase Price for the relevant Finished Product within sixty (60) days after receipt of such invoice for the relevant Finished Product from Supplier. All payments required to be paid hereunder shall be in US Dollars and shall be made by wire transfer in immediately available funds to an account designated in writing by Supplier.

5.3.	Within the first five (5) business days of each calendar month during the Term of this Agreement, Buyer shall submit a good faith rolling forecast of estimated quantities of each Finished Product for the lesser of twenty four (24) months and the number of months remaining in the Term (each, a “Forecast”), the first six months of such Forecast (the “Firm Zone”) will represent a firm commitment to purchase the quantities of the Finished Product set forth in such Forecast (a “Firm Purchase Commitment”) and the remaining months of such Forecast will be non- binding estimates of future demand.

6.	PURCHASE ORDERS

6.1.	Buyer shall place purchase orders with Supplier setting forth the quantity of the Finished Product required in Sellable Units, requested delivery dates and shipping instructions with respect to each shipment of relevant Finished Product for delivery. Each firm order submitted by Buyer to Supplier shall include delivery dates that provide Supplier with a lead time of not less than the Required Lead Time (as defined below in Annex A) in respect of such relevant Product (i.e. from the date on which the applicable purchase order is submitted by Buyer to Supplier). Supplier shall confirm its acceptance or rejection of such purchase order within ten (10) business days of its receipt of that purchase order; provided that any such acceptance or rejection must be consistent with this Section 6.

6.2.	So long as submitted purchase orders are consistent with any applicable Firm Zone and Required Lead Times, Supplier shall accept such purchase orders and Manufacture and deliver to Buyer (in accordance with Section 8.2), by the requested delivery date, the amount of relevant Finished Product(s) that Buyer has ordered pursuant to such purchase orders. To the extent that Buyer wishes to order any quantities of a relevant Finished Product, in excess of the amount of such Finished Product that were forecasted for the Firm Zone of the most recent Forecast, then Supplier will use its commercially reasonable efforts to co-operate in good faith with Buyer to discuss possible options for supply of such excess amounts (or a portion thereof), but Supplier shall be under no obligation to reach agreement on supplying such excess amounts so (and for avoidance of doubt, any failure to reach any such agreement shall not be deemed as a breach of this Agreement).

6.3.	Once a purchase order is accepted, purchase orders may be amended only by mutual written agreement of the Parties; provided, that Supplier shall exercise its commercially reasonable efforts to comply with proposed amendments to purchase orders that Buyer may request after sending a purchase order to Supplier; provided, further, that Supplier shall not be liable in any way for its inability to do so. If it is agreed that Buyer may modify an accepted purchase order under this Agreement, then Buyer shall be required to reimburse Supplier for any non- cancellable and documented costs incurred by Supplier in respect of the relevant order as accrued up to the time of notice to Supplier of the modification and any non-modifiable costs (including, but not limited to any reasonable non-cancellable costs of up to six (6) months’ of Materials (relating to such relevant Finished Product) provided however that such Materials cannot be repurposed elsewhere in Supplier’s business). Any costs to be reimbursed by Buyer to Supplier shall be verified by written evidence.

6.4.	Buyer’s purchase orders shall be submitted pursuant to its customary purchase order form, except that ANY TERMS OR CONDITIONS INCLUDED BY BUYER OR SUPPLIER IN ANY PURCHASE ORDER, ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED THAT ARE ADDITIONAL TO OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED, unless each Party agrees in writing that such terms are intended to modify this Agreement.

7.	INABILITY TO SUPPLY

7.1.	Supplier shall maintain sufficient capacity to Manufacture, Package, Label and serialize Buyer’s projected requirements for each Finished Product hereunder, based on any Firm Purchase Commitment submitted pursuant to Section 5.4.

7.2.	Supplier shall notify Buyer as promptly as possible in the event that:

(a)	Supplier foresees that it will be unable to timely (as determined consistently with Section 8.1) deliver to Buyer the quantity of relevant Finished Product that Buyer has ordered pursuant to relevant accepted purchase orders for any reason (an “Inability to Supply”); or

(b)	upon Supplier becoming aware of a Force Majeure Event,

Such notice shall include the expected duration of such Inability to Supply or Force Majeure Event (as the case may be), and Supplier shall use commercially reasonable efforts to eliminate, cure or overcome such Inability to Supply or resolve such Force Majeure Event and to resume performance of its obligations hereunder as soon as reasonably possible.

7.3.	If, despite Supplier’s commercially reasonable efforts, an Inability to Supply or Force Majeure Event, will continue, or is likely to continue for a period more than 6 (six) months (a “Supply Event”), then Supplier shall be promptly required to notify Buyer of such Supply Event. Following such notification (or occurrence of a Supply Event, if Supplier fails to provide such notice), then Buyer and Supplier agree that they will cooperate to establish and mutually agree, in good faith, the terms upon which Supplier will effect a transfer of the know-how and technical information that is used in or relates to the then-current process for the Manufacture of the relevant Product that is impacted by such Supply Event, transferred to a new third party contract manufacturer, to be identified and selected by Buyer (a “Manufacturing Tech Transfer”). The Parties shall mutually agree in good faith and document their agreement for such Manufacturing Tech Transfer in writing, which shall include terms for Supplier’s commercially reasonable knowledge transfer support and co-operation that may be required to be provided by Supplier to Buyer in order to effect such Manufacturing Tech Transfer, with such agreement setting out, inter alios, commercially reasonable provisions with respect to scope of such supports, timing and duration of such required support and any cost allocation in connection with same.

7.4.	In the event Supplier fails to ship the quantities of relevant Finished Product(s) ordered by Buyer pursuant to this Agreement (or any purchase order hereunder) or the Finished Product(s) shipped does not meet the Specifications, then in addition to other remedies available to Buyer as a result of any such failure, the Parties shall meet within five (5) business days of the first such occurrence to establish a commercially reasonable recovery plan designed to resolve the situation as quickly as reasonably possible.

8.	DELIVERY

8.1.	All Finished Product delivered hereunder by Supplier shall be accompanied by appropriate certificates of analysis (COAs), certificates of conformity (COCs) and batch records demonstrating compliance with this Agreement and the Quality Agreement. Supplier shall keep Buyer reasonably updated with respect to progress of delivery of a purchase order of Finished Product hereunder and use shall commercially reasonable efforts to provide at least forty-five (45) days advance notice to Buyer of the date on which Finished Product ordered pursuant to a particular purchase order will be delivered, provided however, that the Parties acknowledge that there may be particular circumstances where a 45 day prior notice period shall not, be possible, based on those particular circumstances, and in such scenario, Supplier will provide prior notice to Buyer of such circumstances and the intended date of delivery of relevant order of Finished Product as soon as is reasonably practicable. The Parties acknowledge and agree that a delivery date that is within plus or minus fourteen (14) days of the agreed upon delivery date in the purchase order shall constitute compliance with Supplier’s delivery obligations hereunder.

8.2.	All Finished Product shall be delivered by Supplier Ex-Works (Incoterms® 2020). Title to and risk of loss and/or damage to the Finished Product shall pass to Buyer when Finished Product is loaded onto Buyer designated carrier, which is preceded by Buyer’s written authorization to ship. The relevant Finished Product shall have, as of the date of delivery in accordance with this Section 8, at least the Required Finished Product Shelf Life (as defined below in Annex A) in respect of such relevant Finished Product.

8.3.	Buyer may test, or cause to be tested, the relevant Finished Product in accordance with the applicable Technical Requirements within thirty (30) days (or such other period as may be set out in the Quality Agreement) of receipt of a particular shipment of Finished Product at Buyer’s or its Affiliates’ facilities. During such thirty (30) day period (or other specified period), Buyer shall store and handle (or cause the storage and handling of) the relevant Finished Product in accordance with the requirements contained in the Technical Requirements. Buyer or its designee shall have the right to, within that thirty (30) day period (or other specified period), reject any shipment of relevant Finished Product made to it under this Agreement that does not conform to the applicable Technical Requirements then in effect when received by it (any such Product, a “Defective Product”).

8.4.	Buyer may also reject Defective Product delivered to Buyer hereunder if:

(a)	in the case of alleged defects that are readily discoverable upon a physical inspection of a relevant Finished Product shipment, by Buyer providing written notice thereof to Supplier not later than thirty (30) days after Buyer’s receipt of a given shipment; or

(b)	in the case of an alleged latent defect or any alleged defect that was not obvious and could not be readily discovered upon a physical inspection of a shipment, by Buyer delivering written notice thereof to Supplier within thirty (30) days after the date on which Buyer discovers such defect, in each such case, such notice specifying the delivery, purchase order number and the nature of the failure of such shipment to conform, along with reasonable evidence of such non-conformity. Finished Product not timely rejected pursuant to Section 8.3 or 8.4 shall be deemed to have been accepted, and Buyer shall have no further right to reject such Finished Product as Defective Product; provided, however, that the foregoing shall not be deemed to limit, eliminate or otherwise modify Buyer’s rights or Supplier’s obligations under Section 12.

8.5.	If Supplier confirms such non-conformity, and provided that such non-conformity is not due to a Buyer API Responsibility, then Supplier shall promptly, replace such shipment for Buyer by Manufacturing a replacement batch of applicable Finished Product, using API supplied by Buyer, but at no other cost to Buyer, and shall issue a credit to Buyer of an amount equal to ten percent (10%) of the total API Cost of the API used in Manufacturing such defective batch; provided that the total amount of any such credits, on a calendar year basis, shall in no case exceed a maximum of one hundred and fifty thousand dollars ($150,000). If, after its own analysis, Supplier does not confirm such non-conformity, the Parties shall agree to re-test, as soon practicable, the shipment or otherwise in good faith attempt to agree upon a settlement of the issue. In the event that the Parties cannot resolve the issue, the Parties shall submit the samples of the disputed Finished Product to an independent testing laboratory, to be agreed upon by the Parties within a reasonable period of time, for testing in accordance with the Specifications; provided, however, that during the pendency of such testing, upon Buyer’s request, Supplier shall promptly replace such shipment, subject to payment therefor by Buyer (which shall be credited toward any subsequent purchases in the event such shipment is determined by such testing to not meet the Specifications then in effect). Notwithstanding anything contained in this Agreement to the contrary, the findings of such laboratory shall be binding on the Parties, absent manifest error. Expenses of such testing shall be for the account of Buyer, save that, if and to the extent that (a) the findings confirm non-conformity to the Specifications, and provided that such non-conformity did not result from a Buyer API Responsibility, then Supplier shall reimburse Buyer for the cost of such testing; or (b) the findings are inconclusive, then the costs of such testing shall be split equally between the Parties. In the event that any such shipment of relevant Finished Product hereunder, or samples thereof, is ultimately agreed or found not to meet the Specifications, Buyer shall, as instructed by Supplier, return to Supplier or destroy any such rejected shipment. Supplier shall pay for such return or destruction costs unless the non-conformity resulted from a Buyer API Responsibility. If the findings are inconclusive, the return or destruction costs shall be split evenly between the Parties.

8.6.	Buyer shall not be required to pay for any Finished Product (including samples thereof) that fails to meet the Specifications (or otherwise comply with any applicable Technical Requirements), but Buyer shall be obligated to pay in full for any rejected shipment of Finished Product that is subsequently determined or found to conform to the Specifications, according to the process described in Section 8.5. Any refund or credit for shipment deemed non-conforming in accordance with Section 8.5 shall be applied against the relevant Purchase Price or future purchase orders.

9.	INSPECTIONS

9.1.	Buyer (or any designee of Buyer) shall have the right, during normal business hours and upon not less than thirty (30) days’ prior notice to Supplier, to inspect the Facility at which the Products are Processed or Manufactured or Labeled to confirm compliance with the terms of this Agreement, but no more than once in any year of the Term of this Agreement, unless a prior inspection(s) or an event(s) identified outside the course of external or regulatory inspections reveals discrepancies relating to compliance with Applicable Laws or Technical Requirement, in which case, such once-a-year restriction shall not apply. Such inspections shall be on mutually agreed upon dates (within the 30-day notice period); there shall be no more than two (2) individuals performing such inspections; and such inspections shall be limited to a maximum of three (3) business days per inspection.

9.2.	Supplier shall permit representatives of any Regulatory Authority with jurisdiction over the manufacture and sale of an applicable Product to gain access to the Facility at which such Product is Manufactured and Processed, and any books and records related thereto, as may be necessary or required. Supplier shall promptly notify Buyer of any proposed inspection, including general inspections (or if prior notice is not commercially reasonable, shall notify Buyer within 48 hours after such inspection) and provide Buyer with copies of any correspondence and reports with or from any Regulatory Authority directly relating to any Product or Finished Product or any proposed or actual inspection directly relating to any Product/Finished Product. Supplier shall use commercially reasonable efforts to the extent practicable to do so, to provide a draft of any proposed response to any Regulatory Authority in respect of any matters specifically related to such matters prior to submitting such response to the Regulatory Authority and shall give consideration to any comments or suggestions Buyer may provide in respect of any such response. At Buyer’s request and subject to Supplier’s consent (which shall not be unreasonably withheld), Supplier shall permit Buyer (or a designee reasonably acceptable to Supplier) to observe any such inspection.

10.	FURTHER REGULATORY MATTERS AND FURTHER SERVICES

10.1.	Supplier shall maintain and operate the Facility and equipment used in the Processing and Manufacture of the Product into Finished Product, and shall perform all of Supplier’s other obligations under this Agreement, in compliance with Applicable Laws in the Territory.

10.2.	Supplier shall notify Buyer of Product or process related incidents pertaining to the Processing and/or Manufacture and/or Packaging and/or Labeling of any of the Products into Finished Products hereunder that would or reasonably may require notification to the FDA and/or any other Regulatory Authority promptly after the occurrence of such incident (but in no event later than five (5) business days thereafter), and shall promptly provide Buyer with a copy of any FDA Form 483 or similar warning, citation, form or report provided by an analogous Regulatory Authority received that relates to the Facility in which the relevant Product is Manufactured, Packaged, Labeled or tested, subject to any appropriate redactions necessary to protect the confidentiality of the contents thereof but only to the extent not relating to the relevant Product.

10.3.	The Parties shall execute and deliver a quality agreement related to the manufacture, storage, and testing of each of the APIs, Materials, and Products/Finished Products (the “Quality Agreement”) within a reasonable time following execution of this Agreement. In the event of a conflict between this Agreement and the Quality Agreement, the Quality Agreement shall prevail for matters of quality and this Agreement shall control for all other matters.

10.4.	The Parties shall further execute and deliver a pharmacovigilance agreement in relation to the Finished Products hereunder within a reasonable time following execution of this Agreement.

10.5.	The Parties acknowledge that it is possible that changes in Applicable Laws or actions of a Regulatory Authority may require changes to be made in the Specifications for a Finished Product. Should this occur, then upon becoming aware of its occurrence, each Party will immediately notify the other Party in writing of the nature of and reason for any such Specification changes, and subject to Buyer (i) paying an increased Purchase Price for the applicable Finished Product in respect of increased costs resulting therefrom, and (ii) reimbursing Supplier for the costs of any Materials procured by Supplier for the applicable Finished Product that are rendered obsolete as a result of such Specification change and any associated destruction costs, and (iii) agreeing to any scheduling changes or other adjustments, of which Buyer is notified in writing and in advance by Supplier, that may be necessitated by such Specification changes, any will be implemented by Supplier, but strictly only to the extent that it is both commercially and operationally reasonable to do (but not earlier than required). Supplier shall not be required to implement such changes where it is unreasonable from a commercial and operational perspective to do so; provided, however, that in such circumstance, a Supply Event shall be deemed to have occurred and, upon Buyer’s request, the Supplier shall cooperate with Buyer to effect a Manufacturing Tech Transfer upon mutually agreeable terms and in good faith, as described in Section 7.3.

10.6.	To the extent that Buyer requests to Supplier to perform additional services (i.e. other than those required to Manufacture and supply Product/Finished Product or otherwise specifically set forth in this Agreement, and other than pursuant to Section 10.5 above) for Buyer on a Product-by-Product basis, then the Supplier shall consider such request, subject to Supplier’s then committed present and future capacity constraints affecting equipment, personnel, and other resources, and subject to Supplier’s then business objectives. To the extent that the Parties agree to proceed with the provision of such additional services, then the Parties shall either (A) negotiate and execute a mutually agreed upon amendment to this Agreement; or (B) negotiate and execute a PSS, that sets forth the scope and costs of such additional services, as well as other additional terms and any usual and customary terms and conditions which shall apply to such additional services, including the relevant fee schedule and timelines for such additional services. For avoidance of doubt, any request for changes to the volumes, batch sizes, strengths, dosages or Specifications in respect of any Finished Product hereunder, other than Specification changes described in Section 10.5, shall be treated as an “additional service” and subject to the terms of this Section 10.6.

10.7.	Buyer shall have the right to designate, a maximum of one time in any contract year of the Term of this Agreement, one or more representatives of Buyer to be present at the Facility in order to observe the Manufacturing of any Finished Product under this Agreement and observe Supplier’s performance of any services provided under this Agreement. While at the Facility, such representative(s) of Buyer shall (a) have access to provide any guidance to Supplier in connection with the Manufacturing of the relevant Product and performance of such services, and (b) be restricted to such areas as are directly relevant to the manufacture of the relevant Product and such other areas as may be otherwise authorized by Supplier, and shall comply with all applicable written policies and procedures provided in advance by Supplier to Buyer, and may, at Supplier’s option, be escorted by Supplier personnel. Such representative shall be bound by the confidentiality provisions in this Agreement as well as site safety and security protocols. Buyer shall be required to provide Supplier with at least 30 days’ prior written notice of its intention to designate any representative of Buyer to be present at the Facility.

10.8.	The Parties acknowledge that Buyer intends to fulfill its obligation to supply API for the Xiaflex Product with API produced at Buyer’s facility located in Horsham, Pennsylvania (the “Horsham Facility”) and that, as of the Effective Date, Supplier is supporting scale-up operations for the production of API at the Horsham Facility, which will include qualification thereof by the applicable Regulatory Authorities. The Parties agree that shortly following the execution of this Agreement and in any event within 150 days of the Effective Date (or such other date as may be agreed mutually between the Parties hereto), the Parties shall negotiate in good faith to enter into an agreement or PSS with respect to such support that may be required by Buyer from Supplier in respect of such scale-up, with such agreement including terms with respect to scope of support, timing and duration of such support and prices to be paid by Buyer to Supplier in respect of such support.

11.	PACKAGING AND LABELLING

11.1.	Supplier shall supply each Finished Product hereunder to Buyer or one of its Affiliates. Supplier shall Label and Package and serialize each Product hereunder in accordance with the Drug Supply Chain Security Act (DSCSA), GMP and Specifications which are provided by Buyer to Supplier.

11.2.	Buyer shall be responsible for the regulatory compliance of all package Labels, Product inserts and Packaging used in connection with each of the Finished Products.

11.3.	Buyer or its Affiliates shall be primarily responsible for adverse event reporting (“ADER”) to the FDA and/or any other applicable Regulatory Authorities and investigation and analysis of end-user complaints with respect to each of the Finished Products. Buyer or its Affiliates shall maintain ADER and other product performance monitoring systems for the Finished Products. Buyer shall have primary responsibility for communicating with the end-users to support the complaint handling process with respect to the Finished Products. Supplier shall co-operate with Buyer or its Affiliates in connection with Buyer’s or its Affiliates’ obligations under this Section 11.3 and provide to Buyer or its Affiliates, on a timely basis to permit Buyer or its Affiliates to fulfill its regulatory obligations, as reasonably requested by Buyer, including by providing reports relating to complaints and product performance issues relating to the Products and notifying Buyer within three (3) business days of Supplier’s receipt of any adverse events and/or product complaints regarding the Finished Products.

12.	PRODUCT RECALLS

12.1.	In the event that any recall, end-user notice, restriction, corrective action or market action or a product change of a Finished Product hereunder shall be required by Regulatory Authorities, or Buyer voluntarily determines to recall a Finished Product hereunder or take any other market withdrawal action with respect to any Finished Product, Buyer shall conduct the recall or market withdrawal and be responsible for the overall management of such recall or market withdrawal, including dealing with Governmental Authorities and Regulatory Authorities with respect thereto. Buyer shall be responsible for all recall or market withdrawal expenses, except to the extent such recall, market withdrawal or other required action directly and/or primarily results, from such Finished Product being a Defective Product (other than due to a Buyer API Responsibility), or from any other breach of this Agreement by Supplier (a “Supplier Recall Responsibility”), in which case such costs and expenses shall be shared according to each Party’s contribution to the problem. Said determination may be made by the Regulatory Authority involved, or by mutual agreement of the Parties following examination and review of all records pertinent to the manufacture of the Finished Product subject to such recall. Supplier shall reasonably co-operate with Buyer in effecting any recall of a Product pursuant to this Section 12.1, including communications with any end-users or to the public. In respect of any recall due in whole or material part, to a Supplier Recall Responsibility, Supplier shall reimburse the Buyer for an amount equal to the lesser of (i) ten percent (10%) of the total API Cost of the amount of API consumed in the recalled Product or (ii) on a calendar year basis, a maximum of one hundred and fifty thousand dollars ($150,000). Supplier’s maximum liability in connection with any recall hereunder, including in respect of any obligation to reimburse Buyer for API Costs as provided above, shall be limited, on a calendar year basis, to the Maximum Cap Amount (and for avoidance of doubt, any amounts paid by Supplier in connection with a recall hereunder shall be included in any determination on whether Maximum Cap Amount has been reached.

13.	DISTRIBUTION AND MARKETING

13.1.	Buyer shall have the sole and exclusive right to make determinations regarding the commercialization of the Products (including Finished Products) in the Territory, including the responsibility for all import, promotion, marketing, sales and distribution of the Finished Products in the Territory.

13.2.	The Finished Products shall be marketed and sold under the Buyer name and trademark (or, to the extent applicable, under a third party customer’s private label); provided that Supplier shall be identified as the manufacturer thereof to the extent required by Applicable Laws.

14.	CONFIDENTIALITY AND PUBLIC DISCLOSURE AND DATA PROTECTION

14.1.	A Receiving Party shall retain in strict confidence, and not disclose, divulge or otherwise communicate to any other Person, any Confidential Information of the Disclosing Party, whether received prior to or after the Effective Date, and shall not use any such Confidential Information for any purpose, except pursuant to the terms of, and as required to carry out such Receiving Party’s obligations under, this Agreement, except that each Receiving Party may disclose Confidential Information of the Disclosing Party to the officers, directors, employees, agents, accountants, attorneys, consultants, sub-contractors or other representatives of the Receiving Party or its Affiliates (the “Representatives”) who, in each case, (i) need to know such Confidential Information for the limited purposes of the implementation and performance by the Receiving Party of this Agreement, (ii) will use the Confidential Information only for such limited purposes, and (iii) are bound by confidentiality obligations no less protective than those set forth in this Agreement.

14.2.	A Receiving Party shall use at least the same standard of care in complying with its confidentiality obligations hereunder as it uses to protect its own Confidential Information of comparable sensitivity and to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Representatives, but in no event less than a reasonable standard of care. The Receiving Party shall be liable for any breach by any of its Representatives of the restrictions set forth in this Agreement.

14.3.	Without limiting the generality of any of the foregoing, the Parties shall not make any disclosure of Confidential Information that would be reasonably likely to preclude the Disclosing Party from obtaining U.S. or foreign patents on any patentable invention or discovery described or otherwise embodied in such Party’s Confidential Information.

14.4.	Release from Restrictions.

(a)	A Receiving Party may disclose Confidential Information to the extent that such Confidential Information disclosure is made in response to a valid order or subpoena of a court of competent jurisdiction in the Territory or other Governmental Authority of competent jurisdiction or otherwise required by law, in the reasonable opinion of counsel to the Receiving Party; provided, however, that, to the extent practicable, the Receiving Party shall first, to the extent lawfully permissible to do so, provide written notice to the Disclosing Party reasonably in advance under the circumstances in order to give the Disclosing Party a reasonable opportunity to quash such order or subpoena or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order or subpoena to be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which such order or subpoena was issued; and provided further that whether a disclosure order or subpoena is quashed or a protective order is obtained, any Confidential Information that may be disclosed in response to such court or Governmental Authority order or subpoena shall be limited to information that, in the opinion of counsel to the Receiving Party, is legally required to be disclosed in such response to such order or subpoena.

(b)	A Receiving Party may also disclose Confidential Information to the extent that such disclosure is made to (i) a Governmental Authority as required in connection with any filing, application or request for Regulatory Approval with respect to the applicable Product or under the reporting requirements of any securities exchange on which the securities of the Receiving Party or its Affiliates are traded, or (ii) a Third Party to which a Receiving Party has a contractual obligation related to the applicable Product, but only to the extent such information is required by such contractual obligation, provided that in each case (clauses (i) and (ii)), reasonable measures are taken to ensure confidential treatment of such Confidential Information.

(c)	A Receiving Party may disclose this Agreement to a Third Party in connection with or in conjunction with (i) a proposed merger, consolidation, sale of assets that includes those related to this Agreement, (ii) a permitted assignment of this Agreement, or (iii) loan financing, raising of capital, or sale of securities; provided, however, that the disclosing Party obtains an agreement for confidential treatment thereof on terms no less protective than those contained herein.

(d)	Any Confidential Information disclosed pursuant to this Section 14.4 shall maintain its confidentiality protection and non-use restrictions for all purposes other than such disclosure.

14.5.	No Implied Rights. Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as granting any Receiving Party any right, title, interest in or ownership of the Confidential Information, proprietary information or Intellectual Property of the Disclosing Party. For the avoidance of doubt, specific information disclosed as part of Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

14.6.	Survival of Confidentiality Obligations. The confidentiality obligations of the Parties contained in this Section 14 shall remain binding on both Parties during the Term and for a period of five (5) years after the expiration of the Term or the termination of this Agreement, regardless of the cause of such expiration or termination; provided that the confidentiality obligations of a Receiving Party shall extend indefinitely with respect to any Confidential Information reasonably designated by a Disclosing Party as a trade secret prior to the end of such five (5) year period.

14.7.	Disclosure of Terms and Use of Party’s Name.

(a)	No press release, public announcement, confirmation or other communication to the public or Third Parties regarding the terms of this Agreement or related matters shall be made by either Party without the prior written consent of the other Party, including with respect to the form, content and timing of such press release, public announcement, confirmation or other communication to the public or Third Parties.

(b)	Except as required by Applicable Laws or as to Labeling activities, no right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other Party or any other trade name or trademark of such other Party in connection with the performance of this Agreement. For clarity, it is understood that nothing herein shall prohibit either Party from using the name of the other Party (i) in certain of such Party’s disclosure documents, including those filed or disclosed in order to comply with its obligations under Applicable Laws or the listing standards or agreements of any national or international securities exchange, The New York Stock Exchange, The NASDAQ Stock Market or other similar laws of a Governmental Authority, (ii) to respond to an inquiry of a Governmental Authority, or (iii) in a judicial, administrative or arbitration Proceeding.

14.8.	Data Protection.

(a)	The Parties agree to the terms of Schedule 2 of this Agreement with respect to any Protected Personal Information relating to an individual natural person in the European Union. The Parties shall use good-faith efforts to agree upon and implement any security protocols and information-handling guidelines that their respective legal advisors recommend in connection with the Parties’ compliance with Data Protection Laws.

(b)	If either Party discovers any accidental, unauthorized or unlawful access to, acquisition of, loss of, alteration to, disclosure of or other processing of Protected Personal Information (“Security Incident”), the discovering Party shall, at its own cost and expense, (i) investigate the Security Incident and promptly remediate or mitigate the effects of the Security Incident; (ii) timely provide any legally-required notifications to Governmental Authorities or individuals affected by the Security Incident, and (iii) notify the other Party of the Security Incident within twenty-four (24) hours, including a reasonably-detailed summary of the Security Incident and the corrective action taken or to be taken to remediate the Security Incident.

(c)	Upon termination of the Agreement, each Party will return or destroy (i.e., render it unreadable, unusable and indecipherable) all Protected Personal Information received from the other Party except as required for legal or regulatory purposes. All Protected Personal Information retained for legal or regulatory purposes after the expiration or any earlier termination of this Agreement, shall be protected pursuant to the terms of this Agreement until such time as the Protected Personal Information is no longer needed for such legal or regulatory purposes.

(d)	The Parties agree that any breach of this Section 14.8 is a material breach incapable of cure, for which either Party may terminate this Agreement upon delivery of written notice to the other Party.

(e)	Each Party acknowledges and agrees that (i) it will be too speculative to measure the damages that would be suffered by the other Party if such Party fails to comply with the obligations set forth in this Section 14.8 and that, in the event of any such failure, such other Party will be irreparably harmed and will not have an adequate remedy at law, and (b) such other Party shall, therefore, be entitled, in addition to any other rights and remedies, to seek to obtain specific performance of such Party’s obligations and to seek to obtain immediate injunctive relief without having to post a bond.

15.	INTELLECTUAL PROPERTY

15.1.	Buyer Intellectual Property. All right, title and interest in Buyer Intellectual Property, including all Product Intellectual Property, shall continue to be owned by Buyer, subject only to the license granted under Section 1.2 above.

15.2.	Supplier Intellectual Property. Supplier will continue to own the Supplier Intellectual Property, subject only to the license granted under Section 1.3 above. In addition, to the extent that any Manufacturing Tech Transfer is agreed to be effected (as set out in Section 7.3), Supplier (on behalf of itself and its Affiliates) shall, as at such time, and based on the particular circumstances that exist as at such time, agree to grant to Buyer a non-exclusive, license under any Supplier Intellectual Property that is strictly required to be transferred pursuant to the Manufacturing Tech Transfer or that would be infringed, misappropriated or otherwise violated, absent a license thereto, by the use or practice of the applicable Manufacturing process(es) that are the subject of such Manufacturing Tech Transfer to manufacture, use or commercialize such Product(s), for any and all purposes, including in connection with the Manufacture of the applicable Product(s), the terms of which license shall be mutually agreed between the Parties in good faith as at such time as the Manufacturing Tech Transfer is executed.

15.3.	Supplier Improvements. Supplier hereby assigns and agrees to assign to Buyer (or Buyer’s designee), and to procure assignments from its Affiliates and any sub- contractors, its and their entire right, title and interest in and to any and all Supplier Improvements and to execute such documents and provide such assistance as Buyer may reasonably request to enable Buyer or its designee to effect, perfect, enforce and maintain its ownership of any such Supplier Improvements.

16.	REPRESENTATIONS AND WARRANTIES

16.1.	By Buyer. Buyer hereby represents, warrants and covenants that:

(a)	Buyer is a private limited liability company, duly organized, validly existing and in good standing under the laws of Ireland;

(b)	Buyer has the requisite power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder;

(c)	Buyer has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Buyer and constitutes a legal, valid, binding obligation, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies;

(d)	Buyer is not subject to any legal, contractual or other restrictions, limitations or conditions that might affect adversely its ability to perform hereunder;

(e)	Buyer's performance of its obligations under this Agreement will not be in violation of Applicable Laws;

(f)	Buyer has not misappropriated and will not misappropriate trade secrets of any Third Party in the performance of this Agreement;

(g)	Buyer will, during the Term, maintain appropriate skilled personnel and facilities to carry out its obligations under this Agreement;

(h)	No Buyer employees or other Persons performing services on behalf of Buyer under this Agreement have been debarred, or are the subject of debarment Proceedings, under Section 306 of the FD&C Act; and if Buyer becomes aware that a Person performing on its behalf under this Agreement has been debarred, or has become the subject of debarment Proceedings, under Section 306 of the FD&C Act, Buyer shall promptly notify Supplier and shall prohibit such Person from performing on its behalf under this Agreement; and

(i)	Buyer has or will have, during the Term, all applicable licenses, registrations and permits (“Permits”) that it is lawfully required to hold in order to perform its obligations hereunder.

16.2.	By Supplier. Supplier hereby represents and warrants that:

(a)	Supplier is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, United States;

(b)	Supplier has the corporate power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder;

(c)	Supplier has taken all corporate action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Supplier and constitutes a legal, valid, binding obligation, enforceable against Supplier in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies;

(d)	Supplier is subject to no legal, contractual or other restrictions, limitations or conditions which materially conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform hereunder;

(e)	Supplier’s performance of its obligations hereunder, including provision of any Manufacturing Services hereunder, will not be in violation of any Applicable Laws;

(f)	Supplier will maintain appropriate skilled personnel and facilities to carry out its obligations under this Agreement, including sufficient storage capacity for storage of the API, Materials, work-in-progress and the Finished Products;

(g)	no Supplier employees or other Persons performing services on behalf of Supplier under this Agreement have been debarred, or are the subject of debarment Proceedings, under Section 306 of the FD&C Act; and if Supplier becomes aware that a Person performing on its behalf under this Agreement has been debarred, or has become the subject of debarment Proceedings, under Section 306 of the FD&C Act, Supplier shall promptly notify Buyer and shall prohibit such Person from performing on its behalf under this Agreement;

(h)	Supplier has all necessary rights to use and otherwise exploit any Supplier Intellectual Property used in the performance of its obligations under this Agreement;

(i)	as of the date of delivery, each Finished Product being delivered by Supplier under a relevant purchase order shall conform to Specifications and other Technical Requirements; and

(j)	Supplier has all applicable Permits necessary to perform its obligations hereunder, including, but not limited to, any manufacturing licenses which are required under laws of the jurisdiction in which it is operating.

17.	INDEMNIFICATION AND LIMITATION OF LIABILITY

17.1.	Indemnification by Supplier. Subject to Section 17.3, Supplier shall defend, indemnify and hold harmless each of Buyer, and its Affiliates, and each of their respective directors, officers and employees (each, an “Buyer Indemnitee”) from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments to the extent relating to or arising out of:

17.1.1.	any breach by the Supplier or its Affiliates of any representation, warranty, agreement, undertaking or covenant under this Agreement; or

17.1.2.	any negligence or intentional misconduct by the Supplier or its Affiliates, past or present employees or agents;

17.1.3.	any actual or alleged infringement or misappropriation of a Third Party’s intellectual property rights arising out of use or other exploitation, as permitted under this Agreement, of Supplier Intellectual Property licensed to Buyer under this Agreement;

17.1.4.	except, in each case, for those Liabilities for which Buyer has an obligation to indemnify the Supplier Indemnitees pursuant to Section 17.2, as to which Liabilities each Party shall indemnify the other Party to the extent of its respective liability for such Liabilities.

17.2.	Indemnification by Buyer. Subject to Section 17.3, Buyer shall defend, indemnify and hold harmless each of Supplier and its Affiliates, and each of their respective directors, officers and employees (each, a “Supplier Indemnitee”) from and against any and all Liabilities arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments to the extent relating to or arising out of:

17.2.1.	any breach by Buyer or its Affiliates of any representation, warranty, agreement, undertaking or covenant under this Agreement;

17.2.2.	any negligence or intentional misconduct by Buyer or its Affiliates, past or present employees or agents;

17.1.1.	any actual or alleged infringement or misappropriation of a Third Party’s intellectual property rights arising out of use or other exploitation, as permitted under this Agreement, of Buyer Intellectual Property licensed to Supplier under this Agreement;

17.1.2.	except, in each case, for those Liabilities for which Supplier has an obligation to indemnify the Buyer Indemnitees pursuant to Section 17.1, as to which Liabilities each Party shall indemnify the other Party to the extent of its respective liability for such Liabilities;

17.2.	Notice and Procedures. If a Supplier Indemnitee or a Buyer Indemnitee (the “Indemnitee”) intends to claim indemnification under this Section 17.3, it shall promptly notify the other Party (the “Indemnitor”) in writing of any such alleged Liabilities. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any claim or action shall not relieve the Indemnitor of any obligation to the Indemnitee under this Section 17.3 except to the extent the Indemnitor is materially prejudiced by such delay.

17.3.	In the event that the Indemnitor does not, after having been provided the written notice required by Section 17.3, assume and pursue in a timely and diligent manner the defense of any Third Party claim (but in no event later than thirty (30) days, or such shorter period as required under Applicable Laws), then the Indemnitor shall be deemed to have ceded control of such claim and the Indemnitee shall be entitled to appoint counsel of its own choice for such defense, at the cost and expense of the Indemnitor.

17.4.	In the event that the Indemnitor assumes such defense, the Indemnitor shall have the right to control the defense thereof with counsel of its choice, provided that such counsel is reasonably acceptable to Indemnitee; and provided further that any Indemnitee shall have the right to retain its own counsel at its own expense, or if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicts or differing interests between such Indemnitee and such Indemnitor, at the Indemnitor’s expense. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Liabilities covered by this Section 17.

17.5.	The obligations of this Section 17 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor (unless the Indemnitor is deemed to have ceded control of the applicable Third Party claim under this Section 17). Only Supplier or Buyer may claim indemnity under this Section 17 (on its own behalf or on behalf of its Indemnitees), and other Persons may not directly claim indemnity hereunder. For the avoidance of doubt, a permitted assignee under this Agreement is eligible to claim indemnity hereunder.

17.6.	The rights of the Buyer Indemnitees and the Supplier Indemnitees under this Section 17 shall be the sole and exclusive remedy of the Buyer Indemnitees and the Supplier Indemnitees, respectively, with respect to Third Party claims covered hereunder.

17.7.	Limitation of Liability. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 17 AND VIOLATIONS OF ARTICLE 14, AND UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES TO THE OTHER PARTY, HOWEVER CAUSED, IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 17, VIOLATIONS OF ARTICLE 14, OR TO THE EXTENT RESULTING FROM SUPPLIER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE TOTAL LIABILITY, IN THE AGGREGATE, OF SUPPLIER , FOR ANY AND ALL CLAIMS, LOSSES, COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS AND EXPERT-WITNESS OR THIRD PARTY FEES AND COSTS OF ANY NATURE WHATSOEVER OR EXPENSES RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES IN RESPECT OF CLAIMS MADE IN ANY CALENDAR YEAR DURING THE TERM OF THIS AGREEMENT SHALL NOT EXCEED: (A) 75% OF THE AGGREGATE PAYMENTS RECEIVED BY SUPPLIER FROM BUYER DURING THE SIX (6) CALENDAR MONTH PERIOD IMMEDIATELY PRECEDING SUCH RELEVANT CALENDAR YEAR; and (B) 75% OF THE AGGREGATE PAYMENTS PROJECTED TO BE RECEIVED BY SUPPLIER FROM BUYER (AS FORECASTED) IN THE RESPECT OF THE FIRST SIX (6) CALENDAR MONTH PERIOD OF SUCH YEAR ; (the “MAXIMUM CAP AMOUNT”); PROVIDED THAT, IN RESPECT OF CLAIMS MADE IN THE FIRST YEAR OF THIS AGREEMENT, BEING THE PERIOD COMMENCING ON THE EFFECTIVE DATE AND ENDING ON DECEMBER 31, 2026 (“Year 1”), THE APPLICABLE MAXIMUM CAP AMOUNT SHALL BE INITIALLY DETERMINED BASED ON AGGREGATE PAYMENTS PROJECTED TO BE RECEIVED BY SUPPLIER FROM BUYER IN RESPECT OF YEAR 1, TO BE RECONCILED AND CONFIRMED FOLLOWING THE END OF YEAR 1. In respect of any other calendar year of the Term of this Agreement, being any calendar year commencing following the end of Year 1, the applicable Maximum Cap Amount shall be initially determined based on (a) the total aggregate payments actually received by Supplier in the immediately preceding six month period prior to such applicable calendar year; and (b) any the aggregate payments projected to be received by Supplier from Buyer (as forecasted) in respect of the first six months of such relevant calendar year, to be reconciled and confirmed following the end of such six (6) month period. Any liability of Supplier in respect of any such claim or claims shall be dealt with by issuance of a credit note for the applicable amount, taking into consideration the applicable Maximum Cap Amount, and, in respect of any such liability in respect of such relevant calendar year, such credit note shall be trued up against the actual payments received by Supplier from Buyer during the relevant period. Each credit note shall be applied against the next invoice(s) issued to Buyer, until fully exhausted, and, upon any termination or expiration of this Agreement, if or to the extent any credit note has not been fully applied against invoices as of the date of such termination or expiration, Supplier shall remit to Buyer an amount equal to such unapplied credit note within thirty (30) days of the date of such termination or expiration. To the extent that the terms of this Agreement shall be applied to any Product/Finished Product (other than those envisaged as on the Effective Date, being the Xiaflex Product and/or Diluent), then an applicable limit on liability shall be mutually agreed in a relevant PSS to be agreed and entered into in respect of such Product/Finished Product.

18.	TERM AND TERMINATION

18.1.	Term. Unless earlier terminated pursuant to this Section 18 or provided otherwise with respect to a particular Finished Product, as set out in the applicable PSS, the initial term of this Agreement shall continue in force from the Effective Date until the date that is five (5) years from the Effective Date (the “Initial Term”); thereafter, the term of this Agreement shall automatically renew for additional twenty four (24) month periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless (a) terminated sooner in accordance with the terms of this Section 18, or (b) either Party provides the other Party with at least twelve (12) months’ written notice of non-renewal prior to the expiration date of the Initial Term or the then current Renewal Term, and any such notice of non- renewal shall state whether for all Products or an individual PSS as applied only to the applicable Product. Notwithstanding the foregoing, if any accepted purchase order or PSS extends beyond the expiration or termination of this Agreement, at Buyer’s request, the Term shall be extended until delivery of the relevant Finished Product under that purchase order or PSS.

18.2.	Termination for Breach. Either Party may terminate or suspend performance under this Agreement (or an individual PSS) upon written notice to the other Party at any time during the Term, if the other Party is in material breach of this Agreement (or a PSS), as the case may be, and such other Party has not cured such material breach within forty-five (45) days after notice requesting cure of such breach, which notice sets forth the alleged breach in detail and states whether such Party is proposing to terminate or suspend performance and whether under this Agreement generally, as applied to all Products, or an individual PSS as applied only to the applicable Product; provided, however, that if such breach is not capable of cure within forty-five (45) days, but is capable of cure, and the breaching Party has promptly commenced, and is and continues diligently pursuing in good faith the remedy of any such breach, then such cure period shall be extended for such period as may be reasonably required to effectuate such cure; provided further, however, that if such breach is not capable of cure, the non- breaching Party may terminate this Agreement (or relevant PSS), or suspend performance under this Agreement (or relevant PSS), immediately by delivery of written notice thereof to such breaching Party.

18.3.	Termination for Insolvency. Either Party may terminate this Agreement in the event that the other Party suffers an Insolvency Event, by delivery of written notice thereof by the other Party.

18.4.	Termination for Change in Conditions.

(a)	Finished Product Withdrawal. Either Party may terminate the applicability of this Agreement to a particular Finished Product (or a particular PSS relating to a particular Finished Product), effective immediately upon notice to the other Party, if the Finished Product or Product is withdrawn as a result of FDA (or other Regulatory Authority with jurisdiction) actions or voluntarily withdrawn by Buyer.

(b)	At Will Termination. This Agreement (or any PSS) may be terminated at any time for any reason by either Party with two (2) years prior written notice to the other Party.

(c)	Changes Required by Applicable Law. If Supplier is required to change the Specifications in order to comply with Applicable Law or Governmental Agency, Supplier will promptly notify Buyer of such changes and the cost of such changes. If either Party is unable or unwilling to make such changes, either Party will have the option of terminating this Agreement (or PSS to the extent relevant) with twelve (12) months’ notice to the other Party, and any such termination shall be deemed to be termination for a Supplier Event for purposes of Section 18.5(c).

18.5.	Effect of Expiration or Termination; Manufacturing Technology Transfer.:

(a)	If this Agreement is terminated or expires as to a particular Product, as provided above, it shall remain in force until the expiration of the Term (or earlier termination) with respect to all other Products then subject to this Agreement.

(b)	Expiration of the Term or termination of this Agreement for any reason shall be without prejudice to Supplier’s right to receive all payments due and payable from Buyer as of the effective date of such termination, if any, pursuant to the terms of this Agreement or any PSS and any other legal, equitable, or administrative remedies as to which a Party is or may become entitled.

(c)	Upon expiration or termination of this Agreement by reason of a Supplier Event and it is agreed that a Manufacturing Tech Transfer shall be undertaken, then the provisions of Section 7.3 shall apply and the Parties shall co-operate to negotiate and enter into in good faith an agreement in order to effect such Manufacturing Tech Transfer. Upon termination or expiration of this Agreement for any other reason, then upon Buyer’s request, the Parties will cooperate in good faith to establish terms for a Manufacturing Tech Transfer.

18.6.	Survival. In addition to specific indications throughout this Agreement that Articles and Sections of this Agreement shall survive expiration and termination of this Agreement, Annex A, Section 14, Section 15, Section 16, Section 17, Section 18.5 and Section 18.6, Section 19, Section 20, Section 22 and any other provisions necessary and proper to give effect to the intention of the Parties as to the effect of the Agreement after termination shall survive any expiration or termination of this Agreement or any PSS. In addition, unless otherwise expressly set forth herein, no expiration of the Term or termination of this Agreement (or PSS) shall have any effect on any payment, obligation accruing or arising prior to such expiration or termination or relieve any Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

19.	INSURANCE

19.1.	Insurance.

(a)	Each Party shall, at its own cost and expense, obtain and maintain in full force and effect at all times during the Term, and for a period of three (3) years thereafter:

(i)	commercial general liability insurance covering bodily injury and property damage with limits of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate;

(ii)	products and completed operations liability insurance with limits of Five Million Dollars ($ 5,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate; and

(iii)	workers’ compensation with statutory limits as required by law and employers’ liability insurance with a limit of One Million Dollars ($1,000,000) per accident,

(collectively, the “Insurance Limits”)

(b)	All of the foregoing insurance policies shall be obtained from an insurance carrier or carriers having a current A.M. Best rating of at least A- Class VIII.

(c)	Upon written request, a Party shall provide the other Party with a certificate of insurance evidencing such coverage. Each Party shall provide the other Party with written notice within thirty (30) days’ of any material change in the terms or coverage of such insurance policies or their lapse, cancellation or termination.

(d)	All insurance policies obtained by each Party pursuant to this Agreement (other than Buyer’s insurance coverage requirement under Section 19.1(a)(ii)) shall be primary and not contributing to any other insurance, self-insurance or captive insurance maintained by the other party to the extent of such Party’s indemnification obligations hereunder; provided, however, that notwithstanding the foregoing, the insurance policies required under Section 19.1(a) shall not be construed to limit a Party’s liability with respect to its indemnification obligations under this Agreement.

20.	COMPLIANCE WITH LAWS

20.1.	Applicable Laws; Anti-Corruption Laws. Each Party represents and warrants to the other Party that, to the knowledge of such Party, such Party, with respect to the conduct of its business as of the date of this Agreement, has been and is in compliance in all material respects with all Applicable Laws. Each Party shall comply, and shall cause its employees and sub-contractors to comply, with all Applicable Laws in its performance of activities contemplated under this Agreement. Without limiting the generality of the foregoing, each Party agrees that it will comply with, and will not take any action that will cause the other Party or its Affiliates to be in breach of all Applicable Laws for the prevention of fraud, kickbacks, bribery, corruption, racketeering, money laundering or terrorism, including the FCPA, each, as amended from time to time (collectively, “Anti-Corruption Laws”). Each Party agrees that it has not, and covenants that it will not, in connection with the performance of this Agreement, give, promise, authorize, ratify or offer, or take any act in furtherance of offering or giving anything of value, directly or indirectly: (a) to any individual, including Government Officials, (b) to an intermediary for payment to any individual, including Government Officials, (c) or to any sick fund, health insurer Healthcare Entity or Healthcare Professional or employee or officer of such sick fund, health insurer, Healthcare Entity or Healthcare Professional, or (d) to any political party. It is the intent of the Parties that no payments or transfers of value shall be made, promised, authorized, ratified or offered with the purpose or effect of public or commercial bribery, acceptance or acquiescence in extortion, kickbacks or other unlawful or improper means of security an improper advantage or obtaining or retaining business.

20.2.	Data Protection Laws. Each Party acknowledges and agrees that it will comply (and will cause its agents, accountants, attorneys, consultants, sub-contractors and other representatives to comply) with all Data Protection Laws and Schedule 2 to this Agreement. Each Party agrees that, for the purpose of Data Protection Laws, they each operate as separate and independent controllers in respect of the personal data processed pursuant to this Agreement.

20.3.	OFAC Compliance. Each Party acknowledges and expressly agrees that certain laws of the United States of America and other countries, including the United States Export Control Regulations, the United States Anti-Money Laundering laws, the United States Anti-Terrorism laws and the Foreign Corrupt Practices Act (collectively, the “Legislation”), and U.S. sanctions programs administered by the Office of Foreign Assets Control (“OFAC”) and the Bureau of Industry and Security, among others, may result in the imposition of sanctions on the other Party or its Affiliates in the event that, directly or indirectly, products are exported to or imported from, or payments are sent to or received from various countries or regions, including without limitation Iran, North Korea, Syria, Sudan, the Crimea region of Ukraine, or any country embargoed by Executive Order or otherwise, or to or from certain individuals designated or identified as sanctioned by the U.S. government, including persons in Russia and Ukraine. Each Party warrants that it has searched OFAC's Consolidated Sanctions List, available at https://sanctionssearch.ofac.treas.gov/ in order to ensure compliance with all applicable sanctions regulations.

20.4.	Compliance Event Reporting. Each Party agrees that if it learns of any violation of Data Protection Laws, Applicable Laws, Export Control Laws or Anti- Corruption Laws by an employee or sub-contractor that performs any function under this Agreement (a “Compliance Event”), it will use commercially reasonable efforts to promptly notify the other Party in writing of such Compliance Event and the measures it has taken and intends to take to remedy such Compliance Event and to prevent its recurrence.

21.	MEETINGS

21.1.	Meetings

(a)	The Parties shall hold and attend supply chain meetings quarterly during the Term (or at such other time or intervals as the Parties may reasonably agree in writing) in order to discuss the Manufacturing and other activities set out hereunder.

(b)	The Parties shall also hold meetings each Calendar Quarter during the Term (or at such other time or intervals as the Parties may reasonably agree in writing) in order to review and discuss the Parties’ respective obligations hereunder (including but not limited to business review meetings, joint steering committees, etc.).

22.	MISCELLANEOUS

22.1.	Interpretation and Construction. Unless the context of this Agreement otherwise requires (a) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated, (b) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, and (c) the terms “Article,” “Section”, “Schedule” “Annex” and “Exhibit” refer to the specified Article, Section, Schedule, Annex and Exhibit of this Agreement. All annexures, schedules, exhibits and documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings and paragraph captions in this Agreement are for reference and convenience purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall not be interpreted or constructed in favor of or against either Party because of its effort in preparing it. Any capitalized terms used, but not otherwise defined, shall have the meanings given to those terms in Annex A.

22.2.	Independent Contractor Status. It is understood and agreed that nothing in this Agreement nor any agreement related hereto is intended to nor shall create a partnership or joint venture between the Parties. The Parties are independent contractors and are engaged in the operation of their own respective businesses, and neither Party is to be considered the agent, partner, joint venturer or employee of the other Party for any purpose whatsoever and neither Party shall have any authority to enter into any contracts or assume any obligations for the other Party nor make any representations or warranties on behalf of such other Party.

22.3.	Performance by Affiliates. If, with respect to a particular Product, Supplier is permitted to perform some or all of its obligations under this Agreement through one (1) or more of its Affiliates, provided, however, that Supplier shall remain responsible for and shall guarantee such performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if it were a party hereto. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate for any obligation or performance hereunder prior to proceeding directly against such Party.

22.4.	Waiver. The waiver by either Party of a breach of any term or provision contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such term or provision or the waiver of such term or provision itself.

22.5.	Assignment. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and approved assigns; provided, however, that neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, unless such assignment is to an Affiliate; provided further, however, that notwithstanding the foregoing, each Party shall provide written notice, at least ten (10) days in advance, of any assignment of this Agreement in accordance with the terms hereof to the other Party. Any assignment of this Agreement not in accordance with this provision shall be null and void ab initio.

22.6.	Modification. This Agreement may not be changed, modified, amended or supplemented except by an express written instrument signed by both Parties.

22.7.	Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

22.8.	Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments and documents, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

22.9.	Notices. Any notice or other communication to be given under this Agreement by any Party to the other Party shall be in writing and shall be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same- day local courier service, or (iv) delivered by or e-mail (followed by a copy by the preceding methods in clause (i), (ii) or (iii)), to the address of the applicable Party as set forth below, or to such other address as may be designated by the Parties from time to time in accordance with this Section 22.9. Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given five (5) business days after mailing. Notices delivered by email shall be deemed given upon transmission (in the case of e-mail) if transmitted before 5:00 p.m. (recipient’s local time) on a business day, and otherwise on the following business day.

If to Buyer:        Endo Biologics Limited

Attention: Legal Department

E-mail: bobby.torgoley@mallinckrodt.com

If to Supplier: Par Health USA, LLC at address above.

Attention:          Legal Department

E-mail: Maletta.Matthew@endo.com

22.10.	Governing Law and Jurisdiction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles that would result in the application of the laws of any other jurisdiction. The Parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. In the event of a dispute between the Parties relating to this Agreement, the Parties agree that they will work together in good faith first to diligently pursue, for a reasonable period of time, the resolution of the matter internally by escalating it to higher levels of management who can and will provide input into the resolution of the matter prior to resorting to formal dispute resolution; provided that if either Party believes in good faith that it will suffer material prejudice by submitting to such informal dispute resolution with regard to a breach of an obligation of confidentiality, an infringement or misappropriation of a Party’s intellectual property, or a claim for which the principal remedy sought is an equitable remedy, such Party need not submit to such informal dispute resolution and may proceed directly to formal dispute resolution.

22.11.	Force Majeure. A Party shall not be liable for nonperformance or delay in performance of its obligations hereunder to the extent that and solely for so long as such nonperformance or delay in performance is caused by any event reasonably beyond the control of such Party, including wars, hostilities, revolutions, riots, civil commotion, national emergency, epidemics, pandemics, fire, flood, earthquake, force of nature, explosion, terrorist act, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court or Governmental Authority (each a “Force Majeure Event”). In the event of any such Force Majeure Event, the delayed Party may defer its performance for the duration of such Force Majeure Event, provided that the delayed Party gives the other Party, written notice thereof promptly and, in any event, within two (2) business days of discovery thereof, and uses its good faith efforts to cure the excused breach. If either Party is unable to perform its obligations hereunder as a result of a Force Majeure Event for a period of ninety (90) days or longer, then the other Party shall have the right, upon issuance of written notice to the other Party, to terminate this Agreement.

22.12.	Entire Agreement. This Agreement (together with the Schedules, annexures and exhibits hereto), any Quality Agreement and pharmacovigilance agreement entered into hereunder constitute the entire agreement between Buyer and Supplier with respect to the Products and supersedes all prior representations, understandings and agreements with respect to the Products. In the event of a conflict between this Agreement and any Schedule attached hereto, this Agreement shall prevail over any such Schedule.

22.13.	Counterparts. This Agreement may be executed in one or more counterparts, including in multiple original, PDF, DocuSign and/or similar electronic signature technology counterparts, each of which shall for all purposes are deemed to be an original and all of which shall constitute an instrument. Each executed signature page to this Agreement and to each agreement and certificate delivered by a Party pursuant to this Agreement may be delivered by any of the methods described in Section 22.9, including via e-mail, provided that such delivery is effected in accordance with the notice information provided for in Section 22.9. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by electronic delivery (i.e. by e-mail delivery of a “.pdf” format data file or by DocuSign or similar electronic signature technology), such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page or DocuSign or similar electronic signature technology were an original thereof. No Party shall raise the use of e-mail delivery of a “.pdf” format data file or DocuSign or similar electronic signature technology to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or DocuSign or similar electronic signature technology as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

22.14.	Third Party Beneficiaries. Except as provided in Section 17.1 and Section 17.2, (a) no term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person that is not a party hereto, and (b) no such other Person shall have any right or cause of action hereunder.

22.15.	Cumulative Rights. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Manufacturing and Supply Agreement to be effective as of the Effective Date.

PAR HEALTH USA, LLC

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

Signature Page to Supply Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Manufacturing and Supply Agreement to be effective as of the Effective Date.

ENDO BIOLOGICS LIMITED

By:	/s/ Glenn Carroll
Name:	Glenn Carroll
Title:	Director

Signature Page to Supply Agreement

ANNEX A

Definitions

Capitalized terms used in this Agreement have the following meanings:

“ADER” has the meaning set forth in Section 11.3.

“Affiliate(s)” means, with respect to either Party, any Person that is directly or indirectly controlled by, controlling, or under common control with such Party. For purposes of this definition only, a Person shall be regarded as in control of another Person if it owns or directly or indirectly controls at least fifty (50%) of the voting interests of the other Person, or, in the absence of the ownership of at least fifty percent (50%) of the voting interests of an entity, has the power to direct or cause the direction of the management and policies of such Person, as applicable.

“Agreement” has the meaning given to such term in the Preamble.

“ANDA” means an Abbreviated New Drug Application with FDA in respect of a Product.

“Anti-Corruption Laws” has the meaning set forth in Section 20.1.

“API” means any key starting materials or active pharmaceutical ingredient or bulk drug substance ingredient(s) in a Product hereunder that are to be supplied by Buyer, which, for the Xiaflex Product is further detailed in Schedule 1, Part 1 of this Agreement and for any other Drug Product that becomes a Product under this Agreement, will be as detailed in the applicable PSS for such Product.

“API Cost” means, in respect of a particular API, Buyer’s per-liter costs in manufacturing and supplying such API to Supplier.

“Applicable Laws” means all laws, rules, regulations and guidelines of any Governmental Authority with jurisdiction over the manufacturing, exportation, importation, marketing, sale or distribution of each of the respective Products and/or the performance of a Party’s obligations under this Agreement, including specifically all GMP or similar standards or guidelines of the FDA and other applicable Regulatory Authorities and compendial guidelines (e.g., United States Pharmacopeia or European Pharmacopeia), as well as Export Control Laws, the FCPA and other Anti-Corruption Laws, in each case to the extent applicable to the performance of a Party’s obligations under this Agreement.

“Buyer” has the meaning given to such term in the Preamble.

“Buyer API Responsibility” means Finished Product non-conformity to applicable Specifications or other Technical Requirements due to API provided by Buyer to Supplier being non-conforming or defective and in respect of which Supplier performed all inspection required under the Technical Requirements and that was not detected prior to or at the time of the Manufacture of relevant Finished Product by Supplier.

“Buyer Indemnitee” has the meaning set forth in Section 17.1.

“Buyer Intellectual Property” means Intellectual Property that is (a) (i) Controlled by Buyer or its Affiliates as of the Effective Date, or (ii) developed solely by Buyer or its Affiliates and Controlled by Buyer or its Affiliates thereafter, and (b) reasonably necessary for Supplier to perform its obligations under this Agreement.

“Compliance Event” has the meaning set forth in Section 20.4.

“Confidential Information” means, with respect to a Disclosing Party, all non-public information of any kind whatsoever (including data, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public Intellectual Property as defined herein), and all tangible and intangible embodiments thereof of any kind whatsoever (including materials, samples, compositions, documents, drawings, patent applications, records and reports), that are disclosed by or on behalf of the Disclosing Party to the Receiving Party and/or its Representatives, including any and all copies, replication or embodiments thereof. Confidential Information of both Parties includes the terms, conditions and provisions of this Agreement and Protected Personal Information.

Notwithstanding the foregoing and except for Protected Personal Information, Confidential Information of a Disclosing Party shall not include information that the Receiving Party can establish by competent proof to have (a) been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party, (b) become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party, (c) been received by the Receiving Party from a source rightfully having possession of, and the right to disclose, such information free of an obligation of confidentiality, (d) been otherwise rightfully known by the Receiving Party prior to disclosure of such information by the Disclosing Party to the Receiving Party, or (e) been independently developed by employees or agents of the Receiving Party without the use of Confidential Information of the Disclosing Party.

“Controlled” means the legal or regulatory right (whether by ownership, license or otherwise) to grant access, right, title, a license or a sublicense to Intellectual Property without violating the terms of any Third Party agreement, court order, or other arrangement or legal obligation.

“Data Protection Laws” means all applicable data privacy, data protection, information security and other related laws, rules, regulations that are applicable to Protected Personal Information, including without implied limitation the General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (and any updates or amendments thereto from time to time), and repealing Directive 95/46/EC.

“Defective Product” has the meaning set forth in Section 8.3.

“Diluent” means the Xiaflex diluent to be Manufactured and supplied as a stand-alone Finished Product hereunder (as compared to the diluent Manufactured and supplied as a component of the Xiaflex Product) in accordance with the terms of this Agreement (or the Diluent PSS), further details of which are included in Schedule 1, Part 1 hereto.

“Disclosing Party” means the Party disclosing Confidential Information hereunder to the other Party.

“Dollars” means United States Dollars.

“Drug Product” means a drug product, as defined in 21 C.F.R. § 314.3, for administration to human subjects.

“Effective Date” has the meaning given to such term in the Preamble.

“Existing Par Production Line” has the meaning set forth in Section 4.2

“Export Control Laws” means: (I) all applicable U.S. laws and regulations relating to (a) economic and trade sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the International Traffic in Arms Regulations, 22 C.F.R. parts 120-130, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended); and (II) all applicable economic and trade sanctions and embargoes that may be imposed by a Governmental Authority with jurisdiction over a Party hereto.

“Facility” means the facility of Supplier located at 870 Parkdale Road, Rochester, MI 48307 Rochester, Michigan.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.) as amended.

“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

“FD&C Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.

“Finished Product” or “Finished Products” means, as the context requires, any or all of the Products hereunder in finished form that has been Manufactured, Labeled, Packaged and serialized.

“Firm Purchase Commitment” has the meaning set forth in Section 5.4.

“Firm Zone” has the meaning set forth in Section 5.4.

“Force Majeure Event” has the meaning set forth in Section 22.11.

“Forecast” has the meaning set forth in Section 5.4.

“GMP” means all current good manufacturing practices as may be applicable, including but not limited to: (a) as required by the provisions of 21 C.F.R., parts 210 and 211 and all applicable rules, regulations, orders and guidances of the FDA and other applicable Regulatory Authorities, and (b) ICH, Guidance for Industry Q7a Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.

“Government Official” means (a) any officer, employee of a government or any department, agency or instrument of a government; (b) any person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or (f) any candidate or relative of any candidate for political office.

“Governmental Authority” means any (i) nation, region, state, province, county, city or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government or political subdivision thereof, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (iv) body exercising or entitled to exercise any executive, judicial, legislative, regulatory, self-regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

“Healthcare Entity” means any hospital, provider-sponsored organization, or any other kind of healthcare facility or organization that provides healthcare services, including the purchase, supply or administration of a medicinal or pharmaceutical product.

“Healthcare Professional” means any member of the medical, pharmacy or nursing professions or any other person who in the course of his or her professional activities may prescribe, purchase, supply or administer a medicinal or pharmaceutical product.

“Horsham Facility” has the meaning set forth in Section 10.8.

“Indemnitee” has the meaning set forth in Section 17.3.

“Indemnitor” has the meaning set forth in Section 17.3.

“Initial Term” has the meaning set forth in Section 18.1.

“Insolvency Event” means, with respect to a Party:

(a)	a voluntary case or proceeding under any applicable bankruptcy, insolvency, or other similar law is commenced by such Person, or such Person consents to the entry of an order for relief in an involuntary case or proceeding under any such law or against such Person, or such Person consents to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator, conservator, supervisor, rehabilitator (or other similar official) of such Person or for any material portion of such Person’s assets and properties, or such Person makes a general assignment for the benefit of creditors, or such Person fails generally to pay, or admits in writing its inability to pay, its debts as they become due or takes any company action in furtherance of the foregoing;

(b)	the commencement of an involuntary case or proceeding under any applicable bankruptcy, insolvency, or other similar law against such Person, and such case or proceeding is not dismissed within sixty (60) days;

(c)	the entry by a Governmental Authority having jurisdiction over such Person of a decree or order appointing a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator, conservator, supervisor, rehabilitator (or similar official) for such Person or for any material portion of such Person’s assets and properties, or ordering the winding-up, supervision, or liquidation of such Person’s affairs; or

(d)	the taking of any formal action by such Person, its board of directors (or similar governing body) or holders of its voting securities authorizing any of the foregoing.

“Intellectual Property” means all of the following: (a) patent applications, continuation applications, continuation-in-part applications, divisional applications, and United States patents corresponding to any of the foregoing that may grant or may have been granted on any of the foregoing, including reissues, re-examinations and extensions and any supplemental protection certificates, or the like, (b) all Know-How, work product, trade secrets, inventions (whether patentable or otherwise), data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether patentable or not, (c) copyrightable works, copyrights and applications, registrations and renewals, (d) logos, trademarks, service marks, and all applications and registrations relating thereto, (e) other proprietary rights, (f) any regulatory exclusivities or the like, and (g) copies and tangible embodiments of any one or more of the foregoing.

“Know-How” means all of the following: manufacturing protocols and methods, product specifications, analytical methods and assays, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing information, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical data, pharmacological data, pharmacokinetic data, toxicological data, pharmaceutical data, physical and analytical data, safety data, quality assurance data, quality control and clinical data, technical information, other data, and research records.

“Label,” “Labeled” or “Labeling” refers to such labels and other written, printed or graphic matter, (a) upon any container or wrapper utilized with Product, including serialization, or (b) accompanying Product, including Package inserts or any additional labeling services which may be agreed in an individual PSS in respect of a Product.

“Legislation” has the meaning set forth in Section 20.3.

“Liabilities” has the meaning set forth in Section 17.1.

“Manufacture,” “Manufactured” or “Manufacturing” means the operations performed by Supplier in the production of a Product into Finished Product hereunder in accordance with the Specifications, GMP and Applicable Law, which may include, as the context requires, any Manufacturing Services agreed in respect of a Product.

“Manufacturing Services” shall mean (A) in respect of Xiaflex Product, the Xiaflex Manufacturing Services and any additional services which may be agreed upon between the Parties in an individual PSS in relation to Xiaflex Product, or (B) in respect of any other Finished Product hereunder, any other manufacturing services not outlined in this Agreement but which may be agreed upon between the Parties in a separate PSS and subject to the terms and conditions of that PSS.

“Manufacturing Tech Transfer” has the meaning set forth in Section 7.3.

“Materials” means any materials, excipients, primary or secondary packaging, labels and other consumables, other than API, used in connection with a Finished Product hereunder.

“Minimum API Yield” means the minimum number of Sellable Units of Finished Product per volume of API, as set out in the table in Schedule 1, Part 1 in respect of each of Xiaflex Product and, in respect of any other Drug Product that becomes a Product under this Agreement, the minimum number, as detailed in the applicable PSS for such Product.

“NDA” means a New Drug Application, as defined in 21 U.S.C. § 355(b) et seq., and the regulations promulgated thereunder, as such application may be amended or supplemented from time to time.

“NDA/ANDA Filing” filing means any NDA or ANDA filing (as relevant) submitted by Buyer to FDA in respect of any of the Products/Finished Products hereunder.

“OFAC” has the meaning set forth in Section 20.3.

“Package,” “Packaged” or “Packaging” means all containers, including bottles, pails, vials, syringes, drums, cartons, shipping cases, or any other like matter used in packaging or accompanying each or any of the Products hereunder and any additional packaging requirements as may be agreed between the Parties in a particular PSS relating to a particular Product.

“Party” means Buyer or Supplier, as applicable, and “Parties” means both Buyer and Supplier.

“Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or any other entity.

“Proceedings” means governmental, judicial, administrative or adversarial proceedings (public or private), litigation, suits, patent oppositions, arbitration, disputes, claims, causes of action or investigations.

“Process” or “Processing” means the compounding, filling and production of the API and Materials into and packaging, Labeling and visual inspection of, a Product, in accordance with GMP, the Specifications, the Technical Dossier and the terms of this Agreement (and the Quality Agreement).

“Products”, as of the Effective Date, has the meaning given in Schedule 1, Part 1 of this Agreement and, thereafter, shall include any other Drug Product that becomes a “Product” under this Agreement in accordance with Section 1.1 above; references to a Product or Products include such Product(s) as Finished Products.

“Product Intellectual Property” means all Intellectual Property developed or held and/or Controlled by Buyer, in relation to a Product or Finished Product hereunder or the manufacturing thereof.

“Product Regulatory Approvals” means the Regulatory Approvals from the FDA of the NDA/ANDA Filings (as applicable) in respect of each Product/Finished Product hereunder and includes and any and all updates, supplementary filings or amendments related thereto.

“Protected Personal Information” means information relating to an identified or identifiable natural person that is (a) provided by one Party to the other Party in connection with this Agreement and (b) protected under Data Protection Laws.

“PSS” means (a) in respect of Xiaflex Product, a product scope supply agreement entered into hereunder and agreed between the Parties which is substantially in the form set out in Schedule 1, Part 2 (a “Xiaflex PSS”); (b) in respect of the Diluent, a product scope supply agreement entered into hereunder and agreed between the Parties which is substantially in the form set out in Schedule 1, Part 3 (a “Diluent PSS”); or (b) in respect of any Product (other than Xiaflex Product or Diluent), a product scope supply agreement entered into hereunder and agreed between the Parties which is substantially in the form set out in Schedule 3 and more particularly describes any additional Manufacturing Services to be supplied by Supplier to Buyer (to the extent agreed) in respect of such Finished Product, as well as any other usual and customary terms.

“Purchase Price” has the meaning set forth in Section 5.1.

“Quality Agreement” has the meaning set forth in Section 10.3.

“Receiving Party” means the Party receiving Confidential Information hereunder from the other Party.

“Regulatory Approval” means the applicable approval(s) necessary to market the respective Products/Finished Products and/or an active pharmaceutical ingredient, including all applicable product and/or establishment licenses, registrations, permits or other authorizations as may be necessary for the commercial manufacture, commercialization, use, storage, importation, transport, pricing, distribution or sale thereof.

“Regulatory Authority(ies)” means the Governmental Authority(ies) in the Territory with authority over the manufacture, market approval, sale, distribution, packaging or use of a Product/Finished Product in the Territory (including the grant of Regulatory Approval).

“Renewal Term” has the meaning set forth in Section 18.1.

“Representatives” has the meaning set forth in Section 14.1.

“Required Dating Months” means in respect of each API relating to each Product hereunder, the number of months remaining prior to the expiry of such API, which for API relating to Xiaflex Product shall be six (6) months and for any other API for any other Product, the amount of Required Dating Months that are specified in such relevant PSS in respect of such Product.

“Required Finished Product Shelf Life” means in respect of each Finished Product hereunder, the amount of shelf life that such Finished Product shall have at time of delivery by Supplier, as detailed in respect of each of Xiaflex Product and Diluent as Finished Product, in Schedule 1, Part 1 and with respect to any other Drug Product that becomes a Product under this Agreement, as detailed in the applicable PSS for such Product, as Finished Product.

“Required Lead Time” means in respect of each Finished Product, the amount of lead time required between the order and delivery of such Finished Product, as detailed in respect of each of Xiaflex Product and Diluent as Finished Product in Schedule 1, Part 1 and with respect to any other Drug Product that becomes a Product under this Agreement, as detailed in the applicable PSS for such Product.

“Security Incident” has the meaning set forth in Section 14.8(b).

“Sellable Unit” has the meaning set out in the table in Schedule 1, Part 1 in respect of each of Xiaflex Product and Diluent as Finished Product hereunder and with respect to any other Drug Product that becomes a Product under this Agreement, as detailed in the applicable PSS for such Product.

“Specifications” means the specifications for the manufacture of a Product hereunder (a) as set forth in the applicable NDA/ANDA Filing for such Product (or relevant Product Regulatory Approval) submitted for Regulatory Approval as amended from time to time, (b) as set forth in a Quality Agreement in respect of such Product, or (c) as provided in writing by Buyer or its Affiliate to Supplier, in each case subject to and as revised pursuant to Section 10.5 or 10.6. As and applicable, Specifications will include specifications for API.

“Supplier” has the meaning given to such term in the Preamble.

“Supplier Indemnitee” has the meaning set forth in Section 17.2.

“Supplier Improvement” means all Intellectual Property created, conceived or otherwise developed by or for Supplier (including via any of its Affiliates or sub-contractors) after the Effective Date (i) with the use of any Product Intellectual Property or other Buyer Intellectual Property, (ii) that would be infringed, misappropriated or otherwise violated by the use or commercialization of any Product or Finished Product Manufactured and supplied to Buyer hereunder or any other Drug Product that includes the API or (iii) that is created, conceived or otherwise developed in connection with Supplier’s performance (directly or via any Affiliates or sub-contractors) of Manufacturing Services or other obligations under this Agreement and that is used in connection with the Manufacture of any Products or that otherwise relates to any Products or API.

“Supplier Intellectual Property” means all Intellectual Property (i) owned or Controlled by Supplier as of the Effective Date of this Agreement; or (ii) developed by Supplier or its Affiliates and Controlled by Supplier or its Affiliates thereafter, provided that such Intellectual Property was developed independently of this Agreement and without the use of any Product Intellectual Property or other Buyer Intellectual Property and is not otherwise a Supplier Improvement.

“Supplier Recall Responsibility” has the meaning set forth in Section 12.1.

“Technical Dossier” means, in respect of a particular Product, the document or documents that detail the chemical, manufacturing and controls information applicable to such Product and its Manufacture, including as set forth in any applicable Regulatory Approval for such Product.

“Term” has the meaning set forth in Section 18.1.

“Territory” means the United States of America, and its commonwealths, territories, districts and possessions, including the District of Columbia, Commonwealth of Puerto Rico; and any installation, territory, location or jurisdiction under the purview of the FDA or control of the United States government; and any United States military bases and installations worldwide.

“Third Party” or “Third Parties” means any Person other than a Party or its Affiliates.

“Xiaflex Manufacturing Services” means the following manufacturing services which are agreed to be provided by Supplier to Buyer in the Supplier’s Manufacture of Xiaflex Product hereunder: (i) API ID testing (in 30 day cycle time); (ii) sterility, in-process, bioburden testing at the Facility; (iii) drug product and diluent production and drug filling; and (iv) any other manufacturing services agreed between the Parties in a Xiaflex PSS or the Quality Agreement.

“Xiaflex Product” means the Xiaflex product to be Manufactured into a Finished Product hereunder in accordance with the terms of this Agreement (or a Xiaflex PSS), further details of which are included in Schedule 1, Part 1 hereto.